Exhibit 5

4100 First Place Tower

15 East 5th Street

Tulsa, OK 74103

cwlaw.com

September 13, 2024

Empire Petroleum Corporation

2200 S. Utica Place, Suite 150

Tulsa, Oklahoma 74114

Re:        Empire Petroleum Corporation – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Empire Petroleum Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 700,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), issuable pursuant to awards to be granted under the Empire Petroleum Corporation 2024 Stock and Incentive Compensation Plan (the “2024 Plan”).

We have examined and are familiar with an original or copy, the authenticity of which has been established to our satisfaction of the 2024 Plan and all such documents, corporate records, and other instruments as we have deemed necessary to express the opinion herein set forth. In rendering the opinion expressed below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals from which all such copies were made. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed. We have also assumed that the consideration to be received for each of the Shares will equal or exceed the par value per share of the Common Stock of the Company.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and acquired or paid for pursuant to and in accordance with the terms of the 2024 Plan and applicable authorized forms of agreement thereunder, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and judicial decisions interpreting those laws as of the date of this opinion, and we do not express any opinion herein concerning the laws of any other jurisdictions.

We hereby consent to the Company’s filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in a category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Conner & Winters, LLP